MATTHEW CLIFT TO RETIRE AS TEMPUR-PEDIC’S EXECUTIVE VICE PRESIDENT
OF GLOBAL OPERATIONS

LEXINGTON, KY, JANUARY 14, 2013 – Tempur-Pedic International Inc. (NYSE: TPX) today announced the retirement of Matthew Clift, Executive Vice President of Global Operations. A succession plan and search is already underway and Mr. Clift will continue to lead the global operations team until the transition to a successor is completed.

Under Mr. Clift’s leadership, the global operations team achieved significant successes through a relentless focus on customers, innovation, product development, cost and cash management, and managing growth of the company’s IT and capacity infrastructure. These accomplishments have been a critical part of the company’s success and progression in recent years.

“Matt’s strategic vision, leadership, and focus on results combined with his practical hands-on approach make him an exceptional executive. The product development, cost improvement and supply chain enhancements he and his operations team have delivered have been key to the growth achieved by Tempur-Pedic in recent years,” said Mark Sarvary, President and CEO of Tempur-Pedic International, Inc. “We are saddened to see him leave the company but we wish him and his family all the best during his retirement.”

Prior to joining Tempur-Pedic International Inc. in December 2004, Mr. Clift served as Vice President and General Manager of the consumer printer division for Lexmark International and was employed by the company for 13 years. Before joining Lexmark in 1991, Mr. Clift held several management positions in research and development and manufacturing for International Business Machines (IBM) over the course of his 10 year employment with the company. He obtained his B.S. degree in chemical engineering from the University of Kentucky and has been a permanent resident of Lexington for the past 34 years.

About the Company
Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes mattresses and pillows made from its proprietary TEMPUR® pressure-relieving material. It is the worldwide leader in premium and specialty sleep. The Company is focused on developing, manufacturing and marketing advanced sleep surfaces that help improve the quality of life for people around the world. The Company's products are currently sold in over 80 countries under the TEMPUR® and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International is in Lexington, KY. For more information, visit http://www.tempurpedic.com or call 800-805-3635.

Contact:
Mark Rupe
Vice President
Tempur-Pedic International Inc.
800-805-3635
investor.relations@tempurpedic.com